Exhibit 99.1

NEWS
NEWS
NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations and Corporate Communications
847-405-2515 — dswenson@cfindustries.com

Susan Fisher
Manager, Corporate Communications
847-405-2551 — sfisher@cfindustries.com

CF Industries Temporarily Halts Production at Medicine Hat Facility; Precautionary Measure in View of Flooding

DEERFIELD, Illinois — (Business Wire) — June 23, 2013: CF Industries Holdings, Inc. (NYSE:CF) today reported that it conducted an orderly shutdown of its Medicine Hat, Alberta, nitrogen complex on Friday in advance of flooding along the South Saskatchewan River.  The site on which the complex itself is located is approximately 200 feet above the normal river level.  However, the pump house containing equipment used to draw river water for plant operations is near the river bank and within the area impacted by high water levels.  Regional officials have reported that the river is expected to crest sometime Monday.

“In anticipation of flooding in the Medicine Hat area, we brought the plant down safely and have taken measures to protect the equipment in the pump house,” commented Tony Will, CF Industries Senior Vice President of Manufacturing and Distribution.  “We are in contact with our customers and will let them know when we expect to resume production and deliveries from this facility.  We are, of course, concerned with the well-being of our employees, their families and the Medicine Hat community as they deal with the high water.”

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., through its subsidiaries, is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries, headquartered in Deerfield, Illinois, operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s Web site at www.cfindustries.com and encourages those interested in the company to check there frequently.

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